Exhibit 99.1

FOR IMMEDIATE RELEASE

Mr. Cooper Group Announces Sale of Title365 for $500 million

Dallas, TX (March 15, 2021) - Today Mr. Cooper Group, Inc. (“Mr. Cooper”) announced the signing of a definitive agreement to sell its title business, which operates under the brand name Title365, to Blend Labs, Inc. for $500 million, consisting of $450 million in cash and a retained interest of 9.9%, subject to certain adjustments. The sale is expected to close in the second quarter of 2021, subject to customary conditions including regulatory approval. As part of the transaction, Title365 will retain all cash generated between today and closing for the benefit of the acquirer and as such is not expected to contribute to Mr. Cooper’s earnings in the second quarter. Mr. Cooper Group expects to record an after-tax gain of approximately $350 million in first quarter 2021 and receive cash proceeds net of transaction costs and cash taxes of approximately $400 million upon closing.

“The Title365 team has produced outstanding results, which contributed to Mr. Cooper Group’s strong profitability and operating momentum over the last year,” said Jay Bray, Chairman and CEO of Mr. Cooper Group. “This decision follows a comprehensive strategic review in which we determined that Title365 would gain greater investor credit as part of a company like Blend Labs, where it will have a significant strategic impact. This decision allows Mr. Cooper Group to focus on the growth and profitability potential within our core business of servicing and originations.”

Mr. Cooper Group Vice Chairman and CFO Chris Marshall added, “We’re pleased with the terms of the transaction which, once closed, will add meaningfully to our liquidity and tangible book value, and should reinforce our strong commitment to generating shareholder value.”

Wachtell, Lipton, Rosen & Katz acted as legal advisor to Mr. Cooper Group and Houlihan Lokey acted as financial advisor to Mr. Cooper Group.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

Investor Contact:

Kenneth Posner, SVP Strategic Planning and Investor Relations

(469) 426-3633

Shareholders@mrcooper.com

Media Contact:

Christen Reyenga, VP Corporate Communications

MediaRelations@mrcooper.com